Exhibit 99.1

Investor Relations

eOn Communications Corporation

800-955-5321

investorrelations@eoncc.com

For Release 5:30 PM ET, December 12, 2008

eOn Communications to Purchase Cortelco Systems Holding Corporation

For Up to $11 Million in Cash

SAN JOSE, CA (December 12, 2008) – eOn Communications Corporation™ (NASDAQ: EONC), a leading provider of telecommunications solutions today announced that the Company has executed a restructured Agreement and Plan of Merger to acquire Cortelco Systems Holding Corporation (“Cortelco”) for up to $11,000,000 in cash. The independent members of the Board of Directors of both eOn and Cortelco have approved the proposed merger. The proposed merger provides that Cortelco would merge into a newly formed wholly-owned subsidiary of eOn.

Cortelco, formerly part of the CPE division of ITT Telecommunications, is a privately held company that designs and sells telephones in U.S., Latin America and other international markets. Cortelco has been consistently profitable.

In exchange for all the outstanding shares of Cortleco stock, Cortelco shareholders, upon the closing of the sale, will receive a prepayment of $500,000. Contingent primarily upon the level of Cortelco earnings after closing, all Cortelco stockholders would receive quarterly payments from Cortelco’s cash flow until the full $11,000,000 consideration has been paid. David Lee, Chairman and CEO of eOn, is the Chairman and the controlling shareholder of Cortelco.

The following steps are required to complete the acquisition:

-	Delivery of private placement proxy statement to Cortelco shareholders;

-	Obtaining approval of a majority of the Cortelco stockholders (excluding for purposes of the Cortelco approval the shares held by David Lee, Steve Bowling and Jim Hopper); and

-	Other customary conditions of closing a merger transaction.

The Company anticipates, but cannot guarantee, that the transaction will close sometime in the Company’s second or third fiscal quarter of fiscal year 2009. The proposed merger may be terminated if the conditions to closing are not fulfilled, in the event of a breach of the agreement by either party, or upon mutual agreement of the parties.

###

About eOn Communications™

eOn Communications Corporation™ is a global provider of innovative communications solutions. Backed by over 20 years of telecommunications engineering expertise, our solutions enable our customers to easily leverage advanced technologies in order to communicate more effectively. To find out more information about eOn Communications and its solutions, visit the World Wide Web at www.eoncommunications.com, or call 800-955-5321.

Special Note Regarding Forward- Looking Statements:

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including technical and competitive factors, which could cause the Company’s results and the timing of certain events to differ materially from those discussed in the forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the possibility that the stockholders of eOn or Cortelco do not approve the merger; the occurrence of events that would have a material adverse effect on either eOn or Cortelco, including the risk of adverse operating results, delays in obtaining or failure to receive required SEC approval; the risk that the merger agreement could be terminated, and other uncertainties arising in connection with the proposed merger. Additional factors that could cause actual results to differ materially are discussed in documents filed with the Securities Such risks are detailed in eOn Communications Corporation’s most recent Form 10-Q filing with the Securities and Exchange Commission.

eOn Communications Corporation, the mark eOn, and eQueue are trademarks of eOn Communications Corporation.

# # #